Exhibit 99.2

Dominion Energy Questar Pipeline, LLC

Consolidated Financial Statements

Fiscal Years Ended December 31, 2020, 2019 and 2018

with Independent Auditors’ Report

Dominion Energy Questar Pipeline, LLC

GLOSSARY OF TERMS

The following abbreviations or acronyms used in this document are defined below:

Abbreviation or Acronym	Definition

2017 Tax Reform Act

An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (previously known as The Tax Cuts and Jobs Act) enacted on December 22, 2017

AFUDC	Allowance for funds used during construction

ARO	Asset retirement obligation

BHE	Berkshire Hathaway Energy Company

DEQPS	Dominion Energy Questar Pipeline Services, Inc.

DES	Dominion Energy Services, Inc.

Dominion Energy

The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Dominion Energy Questar or Dominion Energy Questar Pipeline) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Gas

The legal entity, Eastern Energy Gas Holding, LLC (formerly known as Dominion Energy Gas Holdings, LLC), a wholly-owned subsidiary of BHE effective November 2020 (previously a wholly-owned subsidiary of Dominion Energy), one or more of its consolidated subsidiaries, or the entirety of Eastern Energy Gas Holding, LLC and its consolidated subsidiaries

Dominion Energy Midstream

The legal entity, Northeast Midstream Partners, LP (formerly known as Dominion Energy Midstream Partners, LP), one or more of its consolidated subsidiaries, or the entirety of Northeast Midstream Partners, LP and its consolidated subsidiaries

Dominion Energy Questar

The legal entity, Dominion Energy Questar Corporation, one or more of its consolidated subsidiaries (other than Dominion Energy Questar Pipeline), or the entirety of Dominion Energy Questar Corporation and its consolidated subsidiaries

Dominion Energy Questar Pipeline	The legal entity, Dominion Energy Questar Pipeline, LLC, one or more of its consolidated subsidiaries, or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

FERC	Federal Energy Regulatory Commission

GAAP	U.S. generally accepted accounting principles

Gas Transmission & Storage	Gas Transmission & Storage operating segment

IRS	Internal Revenue Service

MLP	Master limited partnership, also known as publicly traded partnership

NGA	Natural Gas Act of 1938, as amended

NGL	Natural gas liquid

Overthrust	Dominion Energy Overthrust Pipeline, L.L.C., a wholly-owned subsidiary of Dominion Energy Questar Pipeline

Questar Gas	The legal entity, Questar Gas Company, doing business as Dominion Energy Utah, Dominion Energy Wyoming and Dominion Energy Idaho

VIE	Variable interest entity

White River Hub	White River Hub, LLC

Deloitte & Touche LLP 901 E. Byrd St Suite 820 Richmond, VA 23219 USA www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the President –Gas Distribution

Dominion Energy Questar Pipeline, LLC

We have audited the accompanying consolidated financial statements of Dominion Energy Questar Pipeline, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets at December 31, 2020 and 2019, and the related consolidated statements of income, equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dominion Energy Questar Pipeline, LLC and its subsidiaries at December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

April 14, 2021

Dominion Energy Questar Pipeline, LLC

Consolidated Statements of Income

Year Ended December 31,	2020	2019	2018
(millions)
Operating Revenue(1)	$241.0	$244.4	$241.2

Operating Expenses
Purchased gas and other(1)	4.7	5.4	8.2
Other operations and maintenance(1)	51.6	57.6	51.6
Depreciation and amortization	50.6	50.4	56.0
Other taxes	8.6	8.4	7.4

Total operating expenses	115.5	121.8	123.2

Income from operations	125.5	122.6	118.0

Earnings from equity method investee	2.7	2.9	4.0
Other income	0.3	1.1	1.0
Interest and related charges	19.4	19.3	20.0

Income from operations before income taxes	109.1	107.3	103.0
Income tax expense (benefit)	(20.1)	148.2	—

Net income (loss)	$129.2	$(40.9)	$103.0

(1)	See Note 14 for amounts attributable to related parties.

The accompanying notes are an integral part of Dominion Energy Questar Pipeline’s Consolidated Financial Statements.

Dominion Energy Questar Pipeline, LLC

Consolidated Balance Sheets

At December 31,	2020	2019
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$6.2	$10.3
Restricted cash and equivalents	2.9	4.1
Customer and other receivables (less allowance for doubtful accounts of $0.3 for both periods)(1)	18.0	16.3
Affiliated receivables	6.8	7.2
Inventories	7.6	6.7
Regulatory assets	2.4	2.2
Natural gas imbalances(1)	6.7	7.1
Other	1.3	0.2

Total current assets	51.9	54.1

Equity Method Investment	19.0	20.0

Property, Plant and Equipment
Property, plant and equipment	1,915.9	1,885.6
Accumulated depreciation and amortization	(832.3)	(786.4)

Total property, plant and equipment, net	1,083.6	1,099.2

Deferred Charges and Other Assets
Regulatory assets	31.7	32.6
Other	4.7	5.2

Total deferred charges and other assets	36.4	37.8

Total assets	$1,190.9	$1,211.1

(1)	See Note 14 for amounts attributable to related parties.

The accompanying notes are an integral part of Dominion Energy Questar Pipeline’s Consolidated Financial Statements.

Dominion Energy Questar Pipeline, LLC

Consolidated Balance Sheets (continued)

At December 31,	2020	2019
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable(1)	$4.9	$2.4
Payables to affiliates	35.1	12.8
Accrued interest and taxes	6.4	6.0
Regulatory liabilities	2.4	6.7
Contract liabilities	1.1	0.5
Natural gas imbalances(1)	1.8	1.9
Other	4.9	7.6

Total current liabilities	56.6	37.9

Long-Term Debt	425.5	425.4

Deferred Credits and Other Liabilities
Regulatory liabilities	136.1	136.0
Asset retirement obligations	16.0	15.5
Deferred income taxes	38.5	74.4
Other	2.7	2.8

Total deferred credits and other liabilities	193.3	228.7

Total liabilities	675.4	692.0

Commitments and Contingencies (see Note 12)
Equity
Membership interest	515.5	519.1

Total liabilities and equity	$1,190.9	$1,211.1

(1)	See Note 14 for amounts attributable to related parties.

The accompanying notes are an integral part of Dominion Energy Questar Pipeline’s Consolidated Financial Statements.

Dominion Energy Questar Pipeline, LLC

Consolidated Statements of Equity

Membership Interest
(millions)
December 31, 2017	$687.8

Net income	103.0
Distributions to Dominion Energy Midstream	(106.9)
Contributions from Dominion Energy Midstream	9.6
Other	(0.1)

December 31, 2018	693.4

Net loss	(40.9)
Distributions to Dominion Energy Midstream	(133.4)

December 31, 2019	519.1

Net income	129.2
Distributions to Dominion Energy Midstream	(93.8)
Distributions to Dominion Energy Questar	(37.9)
Other	(1.1)

December 31, 2020	$515.5

The accompanying notes are an integral part of Dominion Energy Questar Pipeline’s Consolidated Financial Statements.

Dominion Energy Questar Pipeline, LLC

Consolidated Statements of Cash Flows

Year Ended December 31,	2020	2019	2018
(millions)
Operating Activities
Net income (loss)	$129.2	$(40.9)	$103.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	50.6	50.4	56.0
Deferred income taxes	(37.7)	144.0	—
Other adjustments	1.9	0.6	0.7
Changes in operating assets and liabilities	23.2	6.2	(0.6)

Net cash provided by operating activities	167.2	160.3	159.1

Investing Activities
Plant construction and other property additions	(38.2)	(41.2)	(33.5)
Other	(1.5)	(0.9)	(1.8)

Net cash used in investing activities	(39.7)	(42.1)	(35.3)

Financing Activities
Issuance of long-term debt	—	—	250.0
Repayment of long-term debt	—	—	(255.0)
Distributions to Dominion Energy Midstream	(93.8)	(133.4)	(106.9)
Distributions to Dominion Energy Questar	(37.9)	—	—
Contributions from Dominion Energy Midstream	—	—	9.6
Other	(1.1)	—	(2.0)

Net cash used in financing activities	(132.8)	(133.4)	(104.3)

Increase (decrease) in cash and cash equivalents	(5.3)	(15.2)	19.5
Cash, restricted cash and equivalents at beginning of period	14.4	29.6	10.1

Cash, restricted cash and equivalents at end of period	$9.1	$14.4	$29.6

Supplemental Cash Flow Information
Cash paid during the year for:
Income taxes	$23.2	$––	$––
Interest and related charges, excluding capitalized amounts	18.1	18.0	16.2
Significant noncash investing and financing activities(1):
Accrued capital expenditures	0.7	2.2	1.9

(1)	See Note 15 for noncash activities related to the restructuring of Dominion Energy Questar Pipeline in 2019.

The accompanying notes are an integral part of Dominion Energy Questar Pipeline’s Consolidated Financial Statements.

Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF BUSINESS

Dominion Energy Questar Pipeline is a limited liability company owned by Dominion Energy Questar (effective November 2020) which is a wholly-owned subsidiary of Dominion Energy. Dominion Energy Questar Pipeline owns and operates interstate natural gas pipeline and storage facilities in the western U.S., including a 50% noncontrolling partnership interest in White River Hub. Dominion Energy Questar Pipeline’s operations are primarily regulated by FERC.

In July 2020, Dominion Energy entered into an agreement to sell substantially all of its gas transmission and storage operations, including Dominion Energy Questar Pipeline, to BHE. In October 2020, pursuant to a provision in the agreement with BHE, Dominion Energy elected to exclude Dominion Energy Questar Pipeline from the transaction as approval under the Hart-Scott-Rodino Act had not been obtained by mid-September 2020. Concurrently in October 2020, Dominion Energy entered into an agreement with BHE for the sale of Dominion Energy Questar Pipeline once receipt of approval is obtained under the Hart-Scott-Rodino Act, which is currently anticipated in the first half of 2021. Upon closing, Dominion Energy Questar Pipeline will become an indirect wholly-owned subsidiary of BHE.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

General

Dominion Energy Questar Pipeline makes certain estimates and assumptions in preparing its Consolidated Financial Statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, and cash flows for the periods presented. Actual results may differ from those estimates.

Dominion Energy Questar Pipeline’s Consolidated Financial Statements include, after eliminating intercompany transactions and balances, the accounts of its wholly-owned subsidiaries. Dominion Energy Questar Pipeline reports certain investments using the equity method of accounting.

Dominion Energy Questar Pipeline reports certain contracts and instruments at fair value. The carrying values of customer and other receivables, affiliated receivables, accounts payable and payables to affiliates are estimated to be substantially the same as their fair values at December 31, 2020 and 2019.

Certain amounts in Dominion Energy Questar Pipeline’s historical Consolidated Financial Statements and Notes have been reclassified to conform to the current presentation for comparative purposes. The reclassifications did not affect Dominion Energy Questar Pipeline’s net income, total assets, liabilities, equity or cash flows.

Operating Revenue

Operating revenue is recorded on the basis of services rendered, commodities delivered or contracts settled and includes amounts yet to be billed to customers. Dominion Energy Questar Pipeline is currently generating significant revenue and earnings from annual reservation payments under firm peaking storage and firm transportation contracts. Straight-fixed-variable rate designs are used to allow for recovery of substantially all fixed costs in demand or reservation charges, thereby reducing the earnings impact of volume changes on gas transportation and storage operations. Customer and other and affiliated receivables at December 31, 2020 and 2019 included $20.2 million and $22.1 million, respectively, of accrued unbilled revenue based on estimated amounts of services provided but not yet billed to its customers. See Note 14 for amounts related to affiliates.

Dominion Energy Questar Pipeline receives upfront payment for certain storage services it provides to customers, which are considered to be contract liabilities. These payments are amortized to revenue over the term of the contract.

The primary types of sales and service activities reported as operating revenue for Dominion Energy Questar Pipeline are as follows:

Revenue from Contracts with Customers

•	Regulated gas transportation and storage revenue consists primarily of FERC-regulated sales of transmission and storage services;

•	NGL revenue consists primarily of NGL processing services and sales of extracted products; and

•	Other revenue consists primarily of natural gas sales, gathering and processing activities and miscellaneous service revenue.

Other Revenue

•	Other revenue consists primarily of rent revenues.

Transportation and storage contracts are primarily stand-ready service contracts that include fixed reservation and variable usage fees. Fixed fees are recognized ratably over the life of the contract as the stand-ready performance obligations are satisfied, while variable usage fees are recognized when Dominion Energy Questar Pipeline has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the performance obligation completed to date. Substantially all of Dominion Energy Questar Pipeline’s revenues are derived from performance obligations satisfied over time, rather than recognized at a single point in time. The contract with the customer states the final terms of the sale, including the description, quantity and price of each product or service purchased. Payment for most sales and services varies by contract type, but is typically due within a month of billing.

Dominion Energy Questar Pipeline typically receives or retains NGLs and natural gas from customers when providing natural gas processing, transportation or storage services. Dominion Energy Questar Pipeline records the fair value of NGLs received as service revenue recognized over time and recognizes revenue from the subsequent sale of the NGLs to customers upon delivery. Dominion Energy Questar Pipeline typically retains natural gas under certain transportation service arrangements that are intended to facilitate performance of the service and allow for natural losses that occur. As the intent of the allowance is to enable fulfillment of the contract rather than to provide compensation for services, the fuel allowance is not included in revenue.

Purchased Gas and Other – Deferred Costs

The difference between purchased gas and other expenses and the related levels of recovery for these expenses in current rates are deferred and matched against recoveries in future periods. The deferral of costs in excess of current period fuel rate recovery is recognized as a regulatory asset, while rate recovery in excess of current period fuel expenses is recognized as a regulatory liability.

Income Taxes

Effective December 1, 2016, to December 31, 2018, Dominion Energy Questar Pipeline was treated as a component of Dominion Energy Midstream. Through January 2019, Dominion Energy Midstream was organized as an MLP, a pass-through entity for U.S. federal and state income tax purposes. Dominion Energy Midstream was organized as a limited partnership not subject to income tax for federal and state income tax purposes. Accordingly, Dominion Energy Questar Pipeline’s Consolidated Financial Statements do not include income taxes for the period December 1, 2016 through November 4, 2019. Effective November 4, 2019, Dominion Energy Questar Pipeline is treated as a division of its corporate parent and reflects a cumulative provision for income taxes in its Consolidated Financial Statements.

A consolidated federal income tax return is filed for Dominion Energy and its subsidiaries, including Dominion Energy Questar Pipeline. Where applicable, combined income tax returns for Dominion Energy and its subsidiaries are filed in various states.

Beginning in November 2019, Dominion Energy Questar Pipeline participates in intercompany tax sharing agreements with Dominion Energy and its subsidiaries. Current income taxes are based on taxable income or loss and credits determined on a separate company basis. At December 31, 2020, Dominion Energy Questar Pipeline has an income tax-related affiliate receivable of $1.4 million, comprised of $1.1 million of federal income taxes and $0.3 million of state income taxes due from Dominion Energy. At December 31, 2019, Dominion Energy Questar Pipeline has an income tax-related affiliate payable of $4.2 million, comprised of $3.7 million of federal income taxes and $0.5 million of state income taxes due to Dominion Energy.

Under the agreements, if a subsidiary incurs a tax loss or earns a credit, recognition of current income tax benefits is limited to refunds of prior year taxes obtained by the carryback of the net operating loss or credit or to the extent the tax loss or credit is absorbed by the taxable income of other Dominion Energy consolidated group members. Otherwise, the net operating loss or credit is carried forward and is recognized as a deferred tax asset until realized.

Accounting for income taxes involves an asset and liability approach. Deferred income tax assets and liabilities are provided, representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Accordingly, deferred taxes are recognized for the future consequences of different treatments used for the reporting of transactions in financial accounting and income tax returns. Dominion Energy Questar Pipeline establishes a valuation allowance when it is more-likely-than-not that all, or a portion, of a deferred tax asset will not be realized. Dominion Energy Questar Pipeline has $0.9 million of valuation allowances as of both December 31, 2020 and 2019.

Dominion Energy Questar Pipeline recognizes positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information.

If it is not more-likely-than-not that a tax position, or some portion thereof, will be sustained, the related tax benefits are not recognized in the financial statements. Unrecognized tax benefits may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in income taxes payable (or reduction in income tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. Except when such amounts are presented net with amounts receivable from or amounts prepaid to tax authorities, noncurrent income taxes payable related to unrecognized tax benefits are reported in the Consolidated Balance Sheet and current payables are included in accrued interest and taxes in the Consolidated Balance Sheet. Dominion Energy Questar Pipeline does not have any unrecognized tax benefits.

Dominion Energy Questar Pipeline recognizes interest on underpayments and overpayments of income taxes in interest expense and other income, respectively. Penalties are also recognized in other income.

Cash, Restricted Cash and Equivalents

Cash, restricted cash and equivalents include cash on hand, cash in banks and temporary investments purchased with an original maturity of three months or less.

Current banking arrangements generally do not require checks to be funded until they are presented for payment. At December 31, 2020 and 2019, accounts payable included $1.0 million and $0.8 million, respectively, of checks outstanding but not yet presented for payment.

Restricted Cash and Equivalents

Beginning in 2018, Dominion Energy Questar Pipeline holds restricted cash balances that primarily consist of amounts held for certain customer deposits as allowed under FERC gas tariffs. The following table provides a reconciliation of the total cash, restricted cash, and equivalents reported within Dominion Energy Questar Pipeline’s Consolidated Balance Sheets to the corresponding amounts reported within Dominion Energy Questar Pipeline’s Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018:

	Cash, Restricted Cash and Equivalents at December 31,
	2020	2019	2018	2017
(millions)
Cash and cash equivalents	$6.2	$10.3	$25.6	$10.1
Restricted cash and equivalents	2.9	4.1	4.0	—

Cash, restricted cash and equivalents shown in the Consolidated Statement of Cash Flows	$9.1	$14.4	$29.6	$10.1

Distributions from Equity Method Investee

Dominion Energy Questar Pipeline holds an investment that is accounted for under the equity method of accounting. Dominion Energy Questar Pipeline classifies distributions from its equity method investee as either cash flows from operating activities or cash flows from investing activities in the Consolidated Statements of Cash Flows according to the nature of the distribution. Distributions received are classified on the basis of the nature of the activity of the investee that generated the distribution as either a return on investment (classified as cash flows from operating activities) or a return of an investment (classified as cash flows from investing activities) when such information is available to Dominion Energy Questar Pipeline.

Equity Method Investment

Investment in an affiliate where Dominion Energy Questar Pipeline exercises significant influence over the operating activities of the entity, but does not control the entity, is accounted for using the equity method. Such investment is included in equity method investment in the Consolidated Balance Sheets. Dominion Energy Questar Pipeline records equity method adjustments in earnings from equity method investee in the Consolidated Statements of Income, including its proportionate share of investee income or loss and other adjustments required by the equity method.

Dominion Energy Questar Pipeline periodically evaluates its equity method investment to determine whether a decline in fair value should be considered other-than-temporary. If a decline in fair value of an investment is determined to be other-than-temporary, the investment is written down to its fair value at the end of the reporting period.

Property, Plant and Equipment

Property, plant and equipment, including additions and replacements, is recorded at original cost, consisting of labor and materials and other costs such as asset retirement costs, capitalized interest, AFUDC and overhead costs. The cost of repairs and maintenance, including minor additions and replacements, is charged to expense as it is incurred.

In 2020, 2019 and 2018, Dominion Energy Questar Pipeline capitalized interest costs and AFUDC of $0.1 million, $1.0 million and $0.9 million, respectively, to property, plant and equipment.

The undepreciated cost of property, less salvage value, is generally charged to accumulated depreciation at retirement. Cost of removal collections not representing AROs are recorded as regulatory liabilities.

Depreciation of property, plant and equipment is computed on the straight-line method based on projected service lives. Depreciation rates on property, plant and equipment are as follows:

Year Ended December 31,	2020	2019	2018
(percent)
Storage	2.58	2.53	2.51
Transmission	2.86	2.86	3.28
General and other	3.45	5.81	5.06

Long-Lived Assets

Dominion Energy Questar Pipeline performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets with finite lives may not be recoverable. A long-lived asset is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount.

Regulatory Assets and Liabilities

The accounting for Dominion Energy Questar Pipeline’s regulated gas operations differs from the accounting for nonregulated operations in that Dominion Energy Questar Pipeline is required to reflect the effect of rate regulation in its Consolidated Financial Statements. For regulated businesses subject to federal cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that FERC will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by nonregulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that FERC will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred.

Dominion Energy Questar Pipeline evaluates whether or not recovery of its regulatory assets through future rates is probable as well as whether a regulatory liability due to customers is probable and makes various assumptions in its analyses. These analyses are generally based on:

•	Orders issued by FERC, legislation and judicial actions;

•	Past experience;

•	Discussions with FERC and legal counsel;

•	Forecasted earnings; and

•	Considerations around the likelihood of impacts from events such as unusual weather conditions, extreme weather events and other natural disasters.

Generally, regulatory assets and liabilities are amortized into income over the period authorized by FERC. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made. A regulatory liability, if considered probable, will be recorded in the period such assessment is made or reversed into earnings if no longer probable. See Notes 7 and 8 for additional information.

Inventories

Materials and supplies and gas stored are valued at the lower of cost (primarily using the weighted-average cost method) or market.

Natural Gas Imbalances

Natural gas imbalances occur when the physical amount of natural gas delivered from, or received by, a pipeline system or storage facility differs from the contractual amount of natural gas delivered or received. Dominion Energy Questar Pipeline values these imbalances due to, or from, shippers and operators at an appropriate index price at period end, subject to the terms of the tariff for each regulated entity. Imbalances are settled in-kind and in cash. Imbalances due to Dominion Energy Questar Pipeline from other parties are reported as current assets and imbalances that Dominion Energy Questar Pipeline owes to other parties are reported as current liabilities in the Consolidated Balance Sheets. See Note 14 for amounts related to an affiliate.

Debt Issuance Costs

Dominion Energy Questar Pipeline defers and amortizes debt issuance costs and debt premiums or discounts over the expected lives of the respective debt issues, considering maturity dates and, if applicable, redemption rights held by others. Deferred debt issuance costs are recorded as a reduction in long-term debt in the Consolidated Balance Sheets. Amortization of the issuance costs is reported as interest expense. Unamortized costs associated with redemptions of debt securities prior to stated maturity dates are generally recognized and recorded in interest expense immediately. As permitted by regulatory authorities, gains or losses resulting from the refinancing of debt allocable to utility operations are deferred and amortized over the lives of the new issuances.

Goodwill

Dominion Energy Questar Pipeline evaluates goodwill for impairment annually as of April 1 and whenever an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

Asset Retirement Obligations

Dominion Energy Questar Pipeline recognizes AROs at fair value as incurred or when sufficient information becomes available to determine a reasonable estimate of the fair value of future retirement activities to be performed, for which a legal obligation exists. These amounts are generally capitalized as costs of the related tangible long-lived assets. Since relevant market information is not available, fair value is estimated using discounted cash flow analyses. Quarterly, Dominion Energy Questar Pipeline evaluates the key assumptions underlying its AROs including estimates of the amounts and timing of future cash flows associated with retirement activities. AROs are adjusted when significant changes in these assumptions are identified. Dominion Energy Questar Pipeline reports accretion of AROs and depreciation on asset retirement costs associated with its natural gas pipeline assets as an adjustment to the related regulatory liabilities as revenue is recoverable from customers for AROs.

NOTE 3. OPERATING REVENUE

Dominion Energy Questar Pipeline’s operating revenue consists of the following:

Year Ended December 31,	2020	2019	2018
(millions)
Regulated gas transportation and storage revenue(1)	$231.5	$232.9	$225.5
NGL revenue(2)	2.7	4.7	8.3
Other revenue(1)	6.5	6.5	7.2

Total operating revenue from contracts with customers	240.7	244.1	241.0

Other revenue(1)	0.3	0.3	0.2

Total operating revenue	$241.0	$244.4	$241.2

(1)	See Note 14 for amounts attributable to related parties.
(2)	Reflects sales of extracted products, which are considered to be goods transferred at a point in time.

The table below discloses the aggregate amount of the transaction price allocated to fixed-price performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period and when Dominion Energy Questar Pipeline expects to recognize this revenue. These revenues relate to contracts containing fixed prices where Dominion Energy Questar Pipeline will earn the associated revenue over time as it stands ready to perform services provided. This disclosure does not include revenue related to performance obligations that are part of a contract with original durations of one year or less. In addition, this disclosure does not include expected consideration related to performance obligations for which Dominion Energy Questar Pipeline elects to recognize revenue in the amount it has a right to invoice.

	2021	2022	2023	2024	2025	Thereafter	Total
(millions)
Revenue expected to be recognized on multi-year contracts in place at December 31, 2020	$193.1	$170.3	$134.5	$117.6	$106.8	$286.9	$1,009.2

Contract liabilities represent an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration, or the amount that is due, from the customer. At December 31, 2020 Dominion Energy Questar Pipeline’s contract liability balance was $3.8 million, of which $1.1 million was included in current liabilities and $2.7 million was included in other deferred credits and other liabilities in the Consolidated Balance Sheets. At December 31, 2019 Dominion Energy Questar Pipeline’s contract liability balance was $3.3 million, of which $0.5 million was included in current liabilities and $2.8 million was included in other deferred credits and other liabilities in the Consolidated Balance Sheets. During the years ended 2020 and 2019, Dominion Energy Questar Pipeline recognized revenue of $0.7 million and $0.6 million, respectively, from the beginning contract liability balance as Dominion Energy Questar Pipeline fulfilled its obligations to provide service to its customers.

NOTE 4. EQUITY METHOD INVESTMENT

Dominion Energy Questar Pipeline uses the equity method to account for its 50% noncontrolling partnership interest in White River Hub, a FERC-regulated transporter of natural gas with facilities that connect with six interstate pipeline systems and a major processing plant in Colorado. The table below summarizes distributions received and income earned from Dominion Energy Questar Pipeline’s equity method investment in White River Hub for 2020, 2019 and 2018 and the carrying amount of the investment at December 31, 2020 and 2019.

Year Ended December 31,	2020	2019	2018
(millions)
Distributions received	$3.7	$3.8	$5.2
Earnings from equity method investee	2.7	2.9	4.0

At December 31, 2020 and 2019, other receivables in the Consolidated Balance Sheets included $0.4 million and $0.3 million, respectively, of accrued distributions for White River Hub.

At December 31, 2020 and 2019, the carrying amount of Dominion Energy Questar Pipeline’s investment of $19.0 million and $20.0 million, respectively, equaled its share of underlying equity in net assets.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment and their respective balances for Dominion Energy Questar Pipeline are as follows:

Year Ended December 31,	2020	2019
(millions)
Transmission	$1,509.7	$1,482.2
Storage	332.5	317.2
Gas gathering and processing	25.1	25.1
General and other	31.5	30.8
Plant under construction	17.1	30.3

Total property, plant and equipment	$1,915.9	$1,885.6

NOTE 6. GOODWILL

The changes in Dominion Energy Questar Pipeline’s carrying amount and segment allocation of goodwill are presented below and are included in other deferred charges and other assets in the Consolidated Balance Sheets:

	Gas Transmission & Storage	Corporate and Other	Total
(millions)
Balance at December 31, 2018(1)	$4.2	$—	$4.2
No events affecting goodwill	—	—	—

Balance at December 31, 2019(1)	4.2	—	4.2
No events affecting goodwill	—	—	—

Balance at December 31, 2020(1)	$4.2	$—	$4.2

(1)	There are no accumulated impairment losses.

NOTE 7. REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

	December 31, 2020	December 31, 2019
(millions)
Regulatory assets:
Interest rate hedges(1)	$0.7	$0.7
Cost of reacquired debt(2)	0.1	0.4
Other	1.6	1.1

Regulatory assets-current	2.4	2.2

Interest rate hedges(1)	31.3	32.0
Cost of reacquired debt(2)	—	0.1
Other	0.4	0.5

Regulatory assets-noncurrent	31.7	32.6

Total regulatory assets	$34.1	$34.8

Regulatory liabilities:
Overrecovered gas costs(3)	$0.7	$4.3
Provision for future cost of removal and AROs(4)	1.3	2.4
Other	0.4	—

Regulatory liabilities-current	2.4	6.7

Income taxes refundable through future rates(5)	67.8	69.5
Provision for future cost of removal and AROs(4)	51.5	51.0
Unrecognized other postretirement benefit costs(6)	16.8	15.5

Regulatory liabilities-noncurrent	136.1	136.0

Total regulatory liabilities	$138.5	$142.7

(1)

Reflects interest rate cash flow hedges recoverable from customers. Dominion Energy Questar Pipeline entered into forward starting swaps totaling $150.0 million in the second and third quarters of 2011 in anticipation of issuing $180.0 million of notes in December 2011. Settlement of these swaps required payments of $37.3 million in the fourth quarter of 2011 because of declines in interest rates. These swaps qualified as cash flow hedges and the settlement payments are being amortized to interest expense over the 30-year life of the debt.

(2)

Represents charges incurred on the reacquisition of debt by Dominion Energy Questar Pipeline that are deferred and amortized as interest expense over the would-be remaining life of the reacquired debt. The reacquired debt costs had a weighted-average life of approximately six months at December 31, 2020.

(3)	Reflects overrecovered gas costs, which are subject to annual filings with FERC.
(4)	Rates charged to customers include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.
(5)

Amounts recorded to pass the effect of reduced income tax rates from the 2017 Tax Reform Act to customers in future periods, which will reverse at the weighted-average tax rate that was used to build the reserves over the remaining book life of the property.

(6)	Reflects a regulatory liability for the collection of postretirement benefit costs allowed in rates in excess of expenses incurred.

At December 31, 2020, none of Dominion Energy Questar Pipeline’s regulatory assets were earning a return. With the exception of certain items discussed above, the majority of these expenditures are expected to be recovered within the next year.

NOTE 8. REGULATORY MATTERS

FERC regulates the transportation and sale for resale of natural gas in interstate commerce under the NGA and the Natural Gas Policy Act of 1978, as amended. Under the NGA, FERC has authority over rates, terms and conditions of services performed by Dominion Energy Questar Pipeline. FERC also has jurisdiction over siting, construction and operation of interstate natural gas pipeline facilities.

In May 2020, Overthrust filed an application to request FERC authorization to construct, operate and maintain the Wamsutter West Expansion project to provide 120,000 dekatherms per day of new capacity flowing east to west from the Wamsutter interconnect to the Opal interconnect. The project facilities commenced commercial operations in November 2020 at a total cost of $4.5 million. FERC approved the application in July 2020.

NOTE 9. ASSET RETIREMENT OBLIGATIONS

AROs represent obligations that result from laws, statutes, contracts and regulations related to the eventual retirement of certain of Dominion Energy Questar Pipeline’s long-lived assets. Dominion Energy Questar Pipeline’s AROs primarily represent the cost associated with the legal obligation to cap and purge underground transmission pipe and the interim retirement of natural gas transmission pipeline components. Revisions to estimates result from material changes in the expected timing or amount of cash flows associated with AROs. Income or expense resulting from the settlement of ARO liabilities is included in other operations and maintenance expense in the Consolidated Statements of Income. The ARO liability is adjusted to present value each period through an accretion calculation using a credit-adjusted risk-free interest rate.

The changes to AROs during 2019 and 2020 are as follows:

Amount
(millions)
AROs at December 31, 2018	$15.4
Accretion	0.7
Obligations incurred during the period	0.1
Obligations settled during the period	(0.5)

AROs at December 31, 2019(1)	15.7

Accretion	0.7
Obligations incurred during the period	—
Obligations settled during the period	—

AROs at December 31, 2020(1)	$16.4

(1)	Includes $0.2 and $0.4 million reported in other current liabilities in the Consolidated Balance Sheets at December 31, 2019 and 2020, respectively.

Dominion Energy Questar Pipeline has also identified, but not recognized, AROs related to the retirement of storage wells in its underground natural gas storage network as it currently does not have sufficient information to estimate a reasonable range of expected retirement dates for these assets, since the economic lives of these assets can be extended indefinitely through regular repair and maintenance. Dominion Energy Questar Pipeline currently does not have any plans to retire or dispose of these assets. As a result, a settlement date is not determinable for these assets and AROs will not be reflected in the Consolidated Financial Statements until sufficient information becomes available to determine a reasonable estimate of the fair value of the activities to be performed. Dominion Energy Questar Pipeline continues to monitor operational and strategic developments to identify if sufficient information exists to reasonably estimate a retirement date for these assets.

NOTE 10. VARIABLE INTEREST ENTITIES

The primary beneficiary of a VIE is required to consolidate the VIE and to disclose certain information about its significant variable interests in the VIE. The primary beneficiary of a VIE is the entity that has both: (1) the power to direct the activities that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE.

DEQPS, an affiliated VIE, provides marketing and operational services to certain Dominion Energy subsidiaries, including Dominion Energy Questar Pipeline, as a subsidiary service company. Dominion Energy Questar Pipeline purchased shared services from DEQPS of $27.6 million, $33.1 million and $29.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Consolidated Balance Sheets at December 31, 2020 and 2019 include amounts due to DEQPS for such services of $31.9 million and $6.0 million, respectively.

DES, an affiliated VIE, provides administrative, management and other services to Dominion Energy and its subsidiaries as a subsidiary service company. Dominion Energy Questar Pipeline purchased shared services from DES of $8.9 million, $10.3 million and $10.7 million and for the years ended December 31, 2020, 2019 and 2018, respectively. The Consolidated Balance Sheets at December 31, 2020 and 2019 include amounts due to DES for such services of $2.9 million and $1.6 million, respectively.

Dominion Energy Questar Pipeline determined that it is not the primary beneficiary of DEQPS or DES as it does not have both the power to direct the activities that most significantly impact their economic performance nor the obligation to absorb losses and benefits which could be significant to it. Dominion Energy Questar Pipeline does not have any obligation to absorb more than its allocated share of DEQPS or DES costs.

NOTE 11. LONG-TERM DEBT

At December 31,	2020	2019
(millions, except percentages)
Unsecured senior notes, 3.53%, due in 2028	$100.0	$100.0
Unsecured senior notes, 4.875%, due in 2041	180.0	180.0
Unsecured senior notes, 3.91%, due in 2038	150.0	150.0

Total principal	430.0	430.0

Unamortized debt issuance costs	(3.1)	(3.2)
Unamortized debt discount	(1.4)	(1.4)

Total long-term debt	$425.5	$425.4

(1)	Represents weighted-average coupon rates for debt outstanding at December 31, 2020.

Based on stated maturity dates, the scheduled principal payments of long-term debt at December 31, 2020, were as follows:

	2021	2022	2023	2024	2025	Thereafter	Total
(millions, except percentages)
Principal	$—	$—	$—	$—	$—	$430.0	$430.0
Weighted-average coupon						4.23%

The debt instruments described above are reported at historical cost. At December 31, 2020 and 2019, the fair value of Dominion Energy Questar Pipeline’s outstanding debt was $461.4 million and $445.2 million, respectively. The estimated fair value has been determined using available market information and valuation methodologies considered appropriate by management. The fair value was calculated using market interest rates currently available for issuance of debt with similar terms and remaining maturities. The fair value measurement is classified as Level 2.

NOTE 12. COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, Dominion Energy Questar Pipeline may be involved in legal proceedings before various courts and periodically subject to governmental examinations (including by FERC), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for Dominion Energy Questar Pipeline to estimate a range of possible loss. For such matters that Dominion Energy Questar Pipeline cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that Dominion Energy Questar Pipeline is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which Dominion Energy Questar Pipeline is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Any estimated range of possible loss may not represent Dominion Energy Questar Pipeline’s maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. For current proceedings not specifically reported below, management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on Dominion Energy Questar Pipeline’s financial position, liquidity or results of operations.

In April 2019, legislation was signed in Colorado that significantly amended the Oil and Gas Conservation Act, set a new mission of the Oil and Gas Conservation Commission and called for 12 future rulemakings. One new rulemaking establishing a methane performance program for the natural gas transmission and storage compressor sector has been finalized that could have a material impact on Dominion Energy Questar Pipeline. In December 2020, Dominion Energy Questar Pipeline implemented a methane best management plan and began collecting emissions inventory information for facilities in Colorado which will be submitted annually. Dominion Energy Questar Pipeline is still evaluating whether potential impacts on results of operations, financial condition and/or cash flows related to this matter will be material. The other rulemakings are in the initial procedural phase and the outcome is uncertain, therefore, Dominion Energy Questar Pipeline cannot predict the impact to its results of operations, financial condition and/or cash flows.

Surety Bonds

At December 31, 2020, Dominion Energy Questar Pipeline had purchased $3.1 million of surety bonds. Under the terms of surety bonds, Dominion Energy Questar Pipeline is obligated to indemnify the respective surety bond company for any amounts paid.

NOTE 13. CREDIT RISK

Credit risk is the risk of financial loss if counterparties fail to perform their contractual obligations. In order to minimize overall credit risk, credit policies are maintained, including the evaluation of counterparty financial condition. In addition, counterparties may make available collateral, including letters of credit, payment guarantees, or cash deposits.

Dominion Energy Questar Pipeline provides service to approximately 75 customers, including storage customers, marketers or end-users, power generators, and utilities. The two largest customers comprised approximately 47% and 44% of the total operating revenues for the years ended December 31, 2020 and 2019, respectively, with Dominion Energy Questar Pipeline’s largest customer (an affiliate) representing approximately 35% and 32% of such amounts for the years ended December 31, 2020 and 2019, respectively. Dominion Energy Questar Pipeline maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends and other information. At both December 31, 2020 and 2019, the provision for credit losses was $0.3 million. Management believes, based on credit policies and the December 31, 2020 provision for credit losses that it is unlikely that a material adverse effect on financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.

NOTE 14. RELATED-PARTY TRANSACTIONS

Dominion Energy Questar Pipeline engages in related-party transactions primarily with other Dominion Energy subsidiaries (affiliates). Dominion Energy Questar Pipeline receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Dominion Energy Questar Pipeline’s transactions with White River Hub are described in Note 4. Dominion Energy Questar Pipeline participates in Dominion Energy tax sharing agreements as described in Note 15. A discussion of the remaining significant related-party transactions follows.

Dominion Energy Questar and other affiliates (including DES) provide accounting, legal, finance and certain administrative and technical services to Dominion Energy Questar Pipeline while DEQPS primarily provides marketing and operational services to Dominion Energy Questar Pipeline, as discussed in Note 10. These costs are included in other operations and maintenance expense in the Consolidated Statements of Income on the basis of direct and allocated methods in accordance with Dominion Energy Questar Pipeline’s services agreements. Where costs incurred cannot be determined by specific identification, the costs are generally allocated based on each affiliated company’s proportional share of revenues less product costs; property, plant and equipment; and labor costs for costs from Dominion Energy Questar and based on the proportional level of effort devoted by resources that is attributable to Dominion Energy Questar Pipeline, determined by reference to number of employees, salaries and wages and other similar measures for the relevant DES service. Management believes that the allocation methods are reasonable.

Dominion Energy Questar Pipeline provides certain services to related parties including transportation and storage. The billed amounts of these services are allocated based on usage. Management believes that the allocation method is reasonable. In addition, Dominion Energy Questar Pipeline purchases transportation services from White River Hub. The amounts of these services follow:

Year Ended December 31,	2020	2019	2018
(millions)
Sales of natural gas transportation and storage services to affiliates	$80.9	$75.9	$74.5
Services provided to affiliates	0.5	0.5	0.7
Goods and services provided by related parties(1)(2)	42.1	53.0	48.6

(1)	Includes $2.8 million, $3.1 million and $3.5 million of capitalized expenditures in 2020, 2019 and 2018, respectively.
(2)	Amounts due to White River Hub were $0.1 million and $0.2 million at December 31, 2020 and 2019, respectively, and are reflected in accounts payable in the Consolidated Balance Sheets.

Natural Gas Imbalances

Dominion Energy Questar Pipeline maintains natural gas imbalances with Questar Gas. The imbalance payable to Questar Gas was $0.1 million at December 31, 2020, included in current liabilities in the Consolidated Balance Sheet. The imbalance receivable from Questar Gas was $0.3 million at December 31, 2019, included in current assets in the Consolidated Balance Sheet.

Unbilled Revenue

Affiliated receivables included $7.4 million of accrued unbilled revenue at both December 31, 2020 and 2019 based on estimated amounts of services provided but not yet billed to an affiliate.

Credit Agreement

In December 2019, Dominion Energy Questar Pipeline entered into a $150.0 million intercompany revolving credit agreement with Dominion Energy Gas, of which no amounts were outstanding at December 31, 2019. This agreement was terminated in November 2020. Concurrently, Dominion Energy Questar Pipeline entered into a $100.0 million intercompany revolving credit agreement with Dominion Energy, of which no amounts are outstanding at December 31, 2020.

Voluntary Retirement Program

In March 2019, Dominion Energy announced a voluntary retirement program to employees that meet certain age and service requirements. In 2019, upon the determinations made concerning the number of employees that elected to participate in the program, Dominion Energy Questar Pipeline recorded a charge of $5.3 million included within other operations and maintenance expense in the Consolidated Statement of Income.

NOTE 15. INCOME TAXES

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws involves uncertainty, since tax authorities may interpret the laws differently. Ultimate resolution or clarification of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

Dominion Energy Questar Pipeline is organized as a single-member limited liability company, a disregarded entity for U.S. federal and state income tax purposes. As discussed in Note 2, effective November 2019 Dominion Energy Questar Pipeline is treated as a division of its corporate parent. Accordingly, Dominion Energy Questar Pipeline reflects a provision for income taxes in its Consolidated Financial Statements beginning in 2019.

Income taxes from continuing operations is summarized as follows:

Year Ended December 31,	2020	2019
(millions)
Current:
Federal	$15.5	$3.7
State	2.1	0.5

Total current expense	17.6	4.2

Deferred:
Federal	(26.8)	1.0
Change in tax status	(7.8)	143.8
State	(3.7)	0.1
State legislative change	0.6	(0.9)

Total deferred expense	(37.7)	144.0

Total income tax expense	$(20.1)	$148.2

Dominion Energy Questar Pipeline’s 2020 income taxes reflects a $7.8 million benefit adjusting its 2019 change in tax status. In 2019, Dominion Energy Questar Pipeline recognized a $143.8 million charge to record the cumulative provision for deferred income taxes resulting from its change in tax status.

The statutory U.S. federal income tax rate reconciles to the effective income tax rate as follows:

Year Ended December 31,	2020	2019
U.S. statutory rate	21.0%	21.0%
Increases (reductions) resulting from:
State taxes, net of federal benefit	2.1	0.5
Change in tax status	(7.1)	134.1
Goodwill write-off	(34.4)	—
Partnership income not subject to tax(1)	—	(16.5)
Utah tax rate change	0.4	(0.7)
Excess deferred income tax amortization	(0.4)	(0.3)

Effective tax rate	(18.4)%	138.1%

(1)	Represents income for the period January 1 through November 4, 2019, as described in Note 2.

In connection with Dominion Energy’s sale of certain gas transmission and storage assets, including Dominion Energy Gas, to BHE in November 2020, Dominion Energy wrote off goodwill in which Dominion Energy Questar Pipeline had a tax basis. As a result, Dominion Energy Questar Pipeline recorded a $37.5 million benefit representing deferred taxes on excess tax over book goodwill. In December 2019, the state of Utah passed legislation that lowered the corporate income tax rate. As such Questar Pipeline’s income tax expense reflects impacts of the reduction on accumulated deferred income taxes at the date of enactment. In January 2020, the state of Utah passed legislation repealing the prior law and reinstating the prior corporate income tax rate. As a result, the benefit was reversed in 2020.

Dominion Energy Questar Pipeline’s deferred income taxes consist of the following:

Year Ended December 31,	2020	2019
(millions)
Deferred income taxes:
Total deferred income tax assets	$18.3	$19.0
Total deferred income tax liabilities	56.8	93.4

Total deferred income tax liabilities	$38.5	$74.4
Total deferred income taxes:
Property, plant and equipment	$51.3	$84.9
State taxes, net of federal benefits	3.7	6.8
Excess deferred income taxes	(14.2)	(14.6)
Employee benefit-related liabilities	(3.4)	(3.2)
Partnership basis differences	1.0	0.9
Other	0.1	(0.4)

Total net deferred income tax liabilities	$38.5	$74.4

Dominion Energy participates in the IRS Compliance Assurance Process which provides the opportunity to resolve complex tax matters with the IRS before filing its federal income tax returns, thus achieving certainty for such tax return filing positions agreed to by the IRS. The statute of limitations has not yet expired for years after 2016. Although Dominion Energy has not received a final letter indicating no changes to its taxable income for tax year 2019, no material adjustments are expected. The IRS examination of tax year 2020 is ongoing. The earliest year open for examination of Dominion Energy’s consolidated Utah and Colorado returns is 2017.

NOTE 16. SUBSQUENT EVENTS

Dominion Energy Questar Pipeline has evaluated subsequent events through the date that these financial statements were available to be issued on April 14, 2021.

NOTE 17. OPERATING SEGMENT (UNAUDITED)

Dominion Energy Questar Pipeline manages its daily operations through one primary operating segment: Gas Transmission & Storage. It also reports a Corporate and Other segment that primarily includes items attributable to its operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance or in allocating resources.

The net expense for specific items attributable to Dominion Energy Questar Pipeline’s operating segment in 2020 primarily related to a $7.8 million adjustment to finalize the effects of the change in tax status, as well as a $37.5 million tax benefit from the write-off of tax basis goodwill associated with the sale of certain gas transmission and storage assets, including Dominion Energy Gas, to BHE. The net expense for specific items attributable to Dominion Energy Questar Pipeline’s operating segment in 2019 primarily related to a $5.3 million charge related to a voluntary retirement program and a charge to record the cumulative provision for deferred income taxes resulting from its change in tax status in connection with a plan of reorganization in November 2019 ($143.8 million).

The following table presents segment information pertaining to Dominion Energy Questar Pipeline’s operations:

Year Ended December 31,	Gas Transmission & Storage	Corporate and Other	Consolidated Total
(millions)
2020
Operating revenue	$241.0	$—	$241.0
Depreciation and amortization	50.6	—	50.6
Earnings from equity method investee	2.7	—	2.7
Interest income	0.1	—	0.1
Interest and related charges	19.4	—	19.4
Income tax expense (benefit)	20.9	(41.0)	(20.1)
Net income	88.3	40.9	129.2
Equity method investment	19.0	—	19.0
Capital expenditures	38.2	—	38.2
Total assets	1,190.9	—	1,190.9

2019
Operating revenue	$244.4	$—	$244.4
Depreciation and amortization	50.4	—	50.4
Earnings from equity method investee	2.9	—	2.9
Interest income	0.3	—	0.3
Interest and related charges	19.3	—	19.3
Income tax expense	4.3	143.9	148.2
Net income (loss)	108.3	(149.2)	(40.9)
Equity method investment	20.0	—	20.0
Capital expenditures	41.2	—	41.2
Total assets	1,211.1	—	1,211.1

2018
Operating revenue	$241.2	$—	$241.2
Depreciation and amortization	56.0	—	56.0
Earnings from equity method investee	4.0	—	4.0
Interest income	—	—	0.0
Interest and related charges	20.0	—	20.0
Income tax expense	—	—	—
Net income	103.0	—	103.0
Capital expenditures	33.5	—	33.5

NOTE 18. QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of Dominion Energy Questar Pipeline’s quarterly results of operations for the years ended December 31, 2020 and 2019 follows. Amounts reflect all adjustments necessary in the opinion of management for a fair statement of the results for the interim periods.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(millions)
2020
Operating revenue	$63.9	$56.4	$57.7	$63.0
Income from operations	33.5	29.0	29.1	33.9
Net income	22.5	19.5	26.1	61.1
2019
Operating revenue	$63.4	$58.4	$58.5	$64.1
Income from operations	32.3	25.1	30.3	34.9
Net income (loss)	28.5	21.2	26.5	(117.1)

Dominion Energy Questar Pipeline’s 2020 results include the impact of the following significant items:

•	Third quarter results include a $7.8 million adjustment to finalize the effects of the change in tax status; and

•	Fourth quarter results include a $37.5 million tax benefit associated with the write-off of tax basis goodwill.

Dominion Energy Questar Pipeline’s 2019 results include the impact of the following significant items:

•	Second quarter results include a $5.3 million charge related to a voluntary retirement program; and

•

Fourth quarter results include a charge to record the cumulative provision for deferred income taxes resulting from its change in tax status in connection with a plan of reorganization in November 2019 ($143.8 million).